Exhibit 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2009 FOURTH
QUARTER AND FULL YEAR RESULTS

• Fourth Quarter Net Income of $73.6 million is Second Highest in Company History

• Operating Expense Improvement of $185.3 million in 2009 versus 2008

• Private Sales Grow 27% in 2009 to $472.6 million

• Sotheby’s Sells World’s Most Expensive Work of Art Sold at Auction,

Alberto Giacometti’s L’Homme qui Marche I for $104.3 million in its February 2010

London Impressionist and Modern Art Sale

March 1, 2010, New York -- Sotheby’s (NYSE: BID) today announced results for the fourth quarter and year ended December 31, 2009.

Despite a 7% decrease in net auction sales, Sotheby’s reported a substantial improvement in fourth quarter 2009 earnings over the prior year fourth quarter. Net income for the fourth quarter of 2009 is the second highest in Company history at $73.6 million, or $1.09 per share, compared to a net loss of ($9.3) million, or ($0.14) per share, for the prior period. This significant improvement in profitability is especially attributable to a $52.1 million, or 31%, increase in operating revenues from the prior period. This increase is largely due to a 440 basis point, or 28%, improvement in auction commission margin, from 16.0% in the fourth quarter of 2008 to 20.4% in the fourth quarter of 2009, resulting from management’s revenue enhancement strategies. Also positively impacting revenues is a $19.9 million reduction in principal activities losses over the period due to the substantial levels of prior year auction guarantee losses and inventory writedowns. The Company continues to significantly limit its use of auction guarantees. Fourth quarter results also reflect a $47.5 million, or 28%, reduction in expenses, driven by the Company’s cost reduction initiatives.

For the full year 2009, consolidated sales (sum of aggregate auction sales, private sales and dealer revenues) were $2.8 billion and revenues totaled $485.0 million, a $206.6 million, or 30%, decline from the prior year. This deterioration is primarily due to the 54% decrease in net auction sales during the year, attributable to the downturn in the international art market and global economy that began in September 2008. Offsetting this sales decline is a 37% increase in auction commission margin, to 20.7% in 2009 from 15.1% in 2008 as well as a $77.0 million reduction in principal activities losses, due to the substantial prior year guarantee losses. Also significantly mitigating the impact of this sales decline is a $185.3 million reduction in operating expenses, due to the Company’s cost reduction initiatives as well as a lower level of net auction sales. Net loss for the full year 2009 was ($6.5) million, or ($0.10) per share compared to net income of $26.5 million, or $0.38 per share, in the prior year. Excluding restructuring charges of $12.2 million and a gain on the extinguishment of debt of $1.0 million, there would have been net income of $3.1 million*, or $0.04 per share*, in 2009.

It should be noted that 2009 had an unusual effective tax rate due to the combination of the relative impact of permanent differences on a much lower pre-tax earnings amount, the recording of a valuation allowance against certain state, local and foreign deferred tax assets including loss carryforwards as well as the mix of our earnings and losses amongst Sotheby’s domestic and overseas operations. We would anticipate the effective tax rate to be less volatile in future years as earnings return to more normalized levels.

“We are delighted and encouraged by our outstanding fourth quarter, which has produced our second highest fourth quarter net income,” said Bill Ruprecht, President and Chief Executive of Sotheby’s. “This remarkable achievement could not have been possible without two driving factors: the strong improvement in auction commission margins and our vigilant focus on costs, which has allowed us to deliver a decrease in operating expenses of $185.3 million in 2009 compared to 2008. We are well poised to capitalize on an economic upturn and art market rebound as it occurs.

“Our worldwide sales last autumn were a significant improvement over their spring equivalents,” continued Mr. Ruprecht. “Sell through rates improved virtually across the board and our November sales of Impressionist, Modern and Contemporary Art both exceeded their pre-sale high estimates. More bidders participated in our Impressionist and Modern Art sales than ever before, confirming that buyers will always be active when there is wonderful property that is fresh to the market and attractively estimated.

“The momentum has continued into 2010. We have just held Impressionist, Modern and Contemporary Art sales in London which have been among our best ever, with both sales surpassing their high estimates by wide margins. And, memorably, we have just made history at Sotheby’s with the sale of Alberto Giacometti’s L’homme qui Marche 1, which sold for $104.3 million in our Impressionist and Modern Art evening sale, setting the world record price for a work of art at auction. Sotheby’s is the only auction house to have sold works at auction above $100 million and the top three works of art sold at auction have now been sold at Sotheby’s. (Picasso’s Garçon a la Pipe (Boy with a Pipe) sold in 2004 for $104.2 million and Picasso’s Dora Maar au Chat sold in 2006 for $95.2 million.)

“It would have been impossible to imagine these results just one short year ago,” concluded Mr. Ruprecht.

Year to Date 2010 Sales

In January in New York, our Old Master Paintings sale led the market and brought $61.6 million, near the high end of the pre-sale estimate of $44/63 million. Twelve works sold for over $1 million led by Van Dyck’s Two Studies of a Bearded Man which brought $7.3 million and Hendrick Goltzius’ Jupiter and Antiope which brought $6.8 million. Also in New York in January, our Americana sale led the market with a total of $13.3 million and was highlighted by what is likely the largest piece of early eighteenth century American silver, a punch bowl by Cornelius Kierstede, which was sold for $5.9 million, achieving many multiples of the $400,000/800,000 pre-sale estimate and establishing the record at auction for American silver.

Our Impressionist and Modern Art sales in London last month led the market and brought a remarkable $263.6 million (pre-sale estimate of $129/189 million) with the evening sale total of $235.7 million achieving the highest total for any sale ever held in London. Besides the Giacometti sculpture where ten bidders were fiercely competing, another huge success was Gustav Klimt’s beautiful landscape Kirche in Cassone which sold for $43.2 million, well over the pre-sale estimate and setting a record at auction for a landscape painting by the artist. 22 works, or over two thirds of those sold in the evening sale, sold for $1 million or more.

Last month’s London Contemporary Art sales also led the market and brought $103.1 million, well above the pre-sale estimate of $63/88 million. The evening sale included property from Sammlung Lenz Schönberg, a collection of ZERO movement Art assembled by Gerhard and Anna Lenz over a period of 50 years and brought $36.4 million. The top lot of the evening sale was Willem de Kooning’s Untitled XIV which brought $6.2 million. An outstanding 21 new artist records were set in the evening sale.

Upcoming Sales

Beginning on April 3rd, Sotheby’s Hong Kong will be holding its spring series of sales which are estimated to bring $161/221 million, combined. Highlighting the sales is a spectacular 5.16 carat Pear-shaped Internally Flawless Fancy Vivid Blue Diamond Ring – one of the De Beers Millennium Jewels – as well as a beautiful Jadeite Bead Necklace (estimate of $5/6 million each). Also included in the series are important paintings from the Robert Chang Collection which is highlighted by Qi Bashi’s Tiger and estimated at $3.5 million.

Sotheby’s is delighted to announce that it will hold an auction of fine and decorative arts from the contents of Albemarle House, the magnificent home of vintner and philanthropist, Patricia Kluge. The two-day auction, which will take place on June 8th and 9th, will be held on the premises, located outside of Charlottesville, Virginia. Albemarle House, a 45-room English country manor, was conceived by Mrs. Kluge and renowned designer David Easton and is regarded as one of the most important residences created in America since the ‘Golden Age’. Among its neighbors are Thomas Jefferson’s Monticello and James Monroe’s Ash Lawn-Highland. Mrs. Kluge’s collection of several hundred works of outstanding Georgian furniture, decorative objects and paintings is estimated in excess of $13.5 million.

In New York on June 21st and 22nd, Sotheby’s is pleased to offer Photographs from the Polaroid Collection. The collection of more than 1,200 works provides unique insight into the influence of Polaroid’s revolutionary technology – which all but eliminated the distance between inspiration and realization – on the history of photography. The collection was begun by Edwin Land, the inventor and founder of Polaroid and works by many of the leading photographers of the second half of the 20th century will be offered. Among them are Peter Beard, Chuck Close, William Wegman, David Levinthal, Robert Frank, David Hockney, Robert Mapplethorpe and, perhaps most significantly, Ansel Adams, who is represented by over 400 photographs. The collection is estimated to bring $7.5/11.5 million.

*Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the success of our cost savings initiatives, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-Q and 10-K for a complete list of Risk Factors.

Financial Table Follows
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Monday, March 1, 2010, at 9:00 AM EST. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 58387383.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per share data)

	(UNAUDITED)		(AUDITED)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenues:
Auction and related revenues	$211,783	$156,005	$448,768	$616,625
Finance revenues	2,169	3,334	9,073	14,183
Dealer revenues	2,704	5,724	22,339	55,596
License fee revenues	957	755	3,270	3,438
Other revenues	670	346	1,508	1,717
Total revenues	218,283	166,164	484,958	691,559

Expenses:
Direct costs of services	16,914	32,385	43,429	95,410
Dealer cost of sales	3,029	6,777	24,516	61,978
Marketing expenses	2,863	4,727	10,541	19,662
Salaries and related costs	55,816	54,191	196,269	240,126
General and administrative expenses	33,964	44,968	123,350	176,004
Depreciation and amortization expense	5,634	6,311	21,560	24,845
Restructuring charges (net)	1,147	4,312	12,159	4,312
Impairment loss	-	13,189	-	13,189
Antitrust related matters	-	-	-	(18,385)
Total expenses	119,367	166,860	431,824	617,141
Operating income (loss)	98,916	(696)	53,134	74,418

Interest income	1,346	1,205	5,357	8,333
Interest expense	(11,522)	(12,665)	(45,708)	(39,985)
Extinguishment of debt (net)	-	7,841	1,039	5,364
Write-off of credit facility amendment fees	-	-	(3,750)	-
Other income (expense)	4,733	(1,557)	5,323	(2,956)

Incomen (loss) before taxes	93,473	(5,872)	15,395	45,174
Equity in earnings of investees, net of taxes	35	157	239	2,139
Income tax expense	19,927	3,588	22,162	20,857
Net income (loss)	$73,581	($9,303)	($6,528)	$26,456

Basic earnings (loss) per share - Sotheby's common shareholders	$1.09	($0.14)	($0.10)	$0.39
Diluted earnings (loss) per share - Sotheby's common shareholders	$1.09	($0.14)	($0.10)	$0.38
Cash dividends paid per common share	$0.05	$0.15	$0.30	$0.60

APPENDIX B

SOTHEBY'S
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Adjusted Net Income and Adjusted Earnings Per Share are not GAAP financial measures and should not be considered as alternatives to Net Loss and and Diluted Loss Per Share calculated in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release enables management and investors to evaluate the Company's results from operations in a more meaningful way. Management also utilizes the non-GAAP financial measures presented in this release in analyzing the Company's performance. A reconciliation of the non-GAAP financial measures used in this release to the comparable GAAP amounts is included below (in thousands of dollars, except per share amounts).

Year Ended
December 31, 2009
Net Loss	($6,528)
Adjustments, net of tax:
Restructuring charges	10,215
Gain on extinguishment of debt	(570)
Adjusted Net Income	$3,117

Diluted Loss Per Share	($0.10)
Adjustments, net of tax:
Restructuring charges	0.16
Gain on extinguishment of debt	(0.01)
Reconciling item due to dilution calculation **	(0.01)
Adjusted Diluted Earnings Per Share	$0.04

** The reconciling item is due to a difference in the method of calculating diluted earnings (loss) per share in a period with a net loss as compared to a period with net income. In a period with net income, diluted earnings per share is calculated using the two-class method, which is not applicable in a net loss period.